Exhibit 10.3

PENN VIRGINIA CORPORATION

Fourth Amended and Restated 1995 Directors’ Compensation Plan

1.	Purpose.

The purposes of the Plan are to attract and retain the services of experienced and knowledgeable directors and to encourage Non-employee Directors of Penn Virginia Corporation to acquire a proprietary and vested interest in the growth and performance of the Company, thus enhancing the value of the Company for the benefit of its shareholders.

2.	Definitions.

As used in the Plan, the following terms shall have the meanings set forth below:

(a)	“Account” means the bookkeeping reserve account established and maintained for each Non-employee Director pursuant to Section 7(b) hereof solely to determine the amount of Deferred Common Stock Units payable to the Non-employee Director pursuant to Section 7 and shall not constitute a separate fund of assets. Each such Account shall consist of such subaccounts as the Committee deems necessary or desirable for the administration of the Plan.

(b)	“Board” means the Board of Directors of the Company.

(c)	“Cashless Exercise” means the manner of exercise of an Option described in Section 6(h).

(d)	“Common Stock” means the common stock, par value $0.01 per share, of the Company.

(e)	“Committee” means the Compensation and Benefits Committee of the Board.

(f)	“Company” means Penn Virginia Corporation.

(g)	“Deferred Common Stock Unit” means a bookkeeping entry representing a single Share.

(h)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(i)	“Fair Market Value” means with respect to the Common Stock on any given date the closing stock market price for a Share (as reported by the New York Stock Exchange, any other exchange on which the Shares are listed or any other recognized stock quotation service), or in the event that there shall be no closing stock price on such date, the closing stock price on the date nearest preceding such date.

(j)	“Grant Date” means the date on which an Option is granted or a Share or Deferred Common Stock Unit is issued pursuant to Section 5 of the Plan.

(k)	“Option” means any stock option granted under the Plan and described in Section 6 hereof. All Options shall be non-qualified options.

(l)	“Option Agreement” means a written instrument evidencing an Option granted hereunder and signed by an authorized representative of the Company and the Optionee.

(m)	“Non-employee Director” means each director of the Company who is not an employee of the Company.

(n)	“Optionee” means a Non-employee Director who receives an Option under the Plan.

(o)	“Plan” means the Fourth Amended and Restated 1995 Directors’ Compensation Plan.

(p)	“Share Distribution” means any cash dividend or other distribution paid by the Company on account of the Shares.

(q)	“Shares” means shares of Common Stock of the Company.

3.	Administration.

Subject to the terms of the Plan, the Committee shall have the power to interpret the provisions and supervise the administration of the Plan.

4.	Shares Subject to the Plan.

Subject to adjustment as provided in Section 8, the total number of Shares which may be issued pursuant to the Plan shall be 600,000 Shares. Any Shares issued pursuant to the Plan may consist, in whole or in part, of authorized and unissued Shares or treasury Shares. Shares subject to Options that either wholly or in part expire or are forfeited or terminated shall be available for future issuance under the Plan.

5.	Payment of Cash and Grant of Shares, Deferred Common Stock Units and Options.

Each Non-employee Director shall receive such compensation, consisting of such respective amounts of cash, Shares, Deferred Common Stock Units and Options, as the Board shall determine payable at such times as the Board shall determine. Each Non-employee Director may elect to receive any of his cash payments in Shares or Deferred Common Stock Units. Only whole Shares and Deferred Common Stock Units shall be issuable upon any such election, and any right to a fractional Share or fractional Deferred Common Stock Unit shall be satisfied in cash. Each Non-employee Director may elect to defer his receipt of cash or Shares payable hereunder in accordance with the terms and conditions of the Penn Virginia Corporation Non-Employee Directors Deferred Compensation Plan.

6.	General Terms Regarding Option Grants.

The following provisions shall apply to each Option:

(a) Option Price. The purchase price per Share purchasable under an Option shall be 100% of the Fair Market Value of a Share on the Grant Date.

(b) Restrictions on Transferability. An Option shall not be transferable prior to the date on which it becomes exercisable unless otherwise determined by the Board and specified in the Option Agreement. Thereafter, unless otherwise determined by the Board and specified in the Option Agreement, an Option shall not be transferable otherwise than (i) by will or the laws of descent and distribution or (ii) to the spouse, children or grandchildren of the Optionee or a trust for the exclusive benefit of any such family member, provided, however, that no such family member shall be permitted to make any subsequent transfer of any such Options except back to the original Optionee and all Options transferred to any such family member shall remain subject to all terms and conditions set forth herein. During the lifetime of the Optionee, an Option shall be exercisable only by him or by any transferee to whom an Option was transferred in accordance with subsection (b)(ii). Upon the death of an Optionee or the transfer in accordance with subsection (b)(ii), the person to whom the rights shall have been transferred or passed by will or by the laws of descent and distribution may exercise any Options in accordance with the provisions of the Plan.

(c) Periods of Exercise of Options. Subject to Section 9, each Option shall become exercisable one year after the Grant Date and shall expire ten years after the Grant Date except as hereinafter provided:

(i) In the event an Optionee ceases to be a Non-employee Director for any reason, any Option then held by such Optionee which is not exercisable at the time of such cessation shall expire. An Option exercisable on the date of such cessation shall, except as otherwise provided in Subsection (c)(ii), be exercisable for the remainder of its term to the extent exercisable as of the date of such cessation.

(ii) In the event of the death of an Optionee, any Option granted to such Optionee, which has not expired pursuant to subsection (c)(i), shall remain exercisable for six months after the date of death. An Option exercisable after the date of death shall be exercisable only to the extent exercisable as of the date of death and in no event beyond the tenth anniversary of its Grant Date.

(d) Payment. Full payment for Shares purchased upon the exercise of an Option shall be made in cash or, at the election of the person exercising the Option and subject to the approval of the Board at the time of exercise, by surrendering, or by the Company’s withholding from Shares purchased, Shares with an aggregate Fair Market Value, on the date immediately preceding such exercise date, equal to all or any portion of the option price not paid in cash. Payment for shares purchased upon the exercise of an Option may also be made pursuant to a Cashless Exercise.

(e) Issuance of Certificates; Payment of Cash. Only whole Shares shall be issuable upon exercise of Options. Any right to a fractional Share shall be satisfied in cash. Upon receipt of payment of the option price and any withholding taxes payable pursuant to subsection (g), the Company shall deliver to the exercising Optionee a certificate for the number of whole Shares and a check for the Fair Market Value on the date of exercise of the fractional Share to which the person exercising the Option is entitled. The Company shall not be obligated to deliver any certificates for Shares until such Shares have been listed (or authorized for listing upon official notice of issuance) upon each stock exchange upon which outstanding Shares of such class at the time are listed nor until there has been compliance with such laws or regulations as the Company may deem applicable. The Company shall use its best efforts to effect such listing and compliance.

(f) Date and Notice of Exercise. Except with respect to Cashless Exercises, the date of exercise of an Option shall be the date on which written notice of exercise, addressed to the Company at its main office to the attention of its Secretary, is hand delivered, telecopied or mailed, first class postage prepaid; provided that the Company shall not be obliged to deliver any certificates for Shares pursuant to the exercise of an Option until the Company shall have received payment in full of the option price for such Shares and any withholding taxes payable pursuant to subsection (g). Each such notice of exercise shall be irrevocable when given. Each notice of exercise must include a statement of preference as to the manner in which payment to the Company shall be made (Shares or cash, a combination of Shares and cash or by Cashless Exercise).

(g) Payment of Withholding Taxes. Full payment for the amount of any taxes required by law to be withheld by the Company upon the exercise of an Option shall be made, on or before the date such taxes must be withheld, in cash or, at the election of the person recognizing income upon exercise of the Option and subject to the approval of the Board, by surrendering, or by the Company’s withholding from Shares purchased, Shares with an aggregate Fair Market Value on the date immediately preceding the date the withholding taxes due are determined equal to all or any portion of the withholding taxes not paid in cash. Payment for such taxes may also be made pursuant to a Cashless Exercise.

(h) Cashless Exercise. In addition to the methods of payment described in Sections 6(e) and 6(g), an Optionee may exercise and pay for Shares purchased upon the exercise of an Option through the use of a brokerage firm acceptable to the Company to make payment to the Company of the option price and any taxes required by law to be withheld upon exercise of the Option either from the proceeds of a loan to the Optionee from the brokerage firm or from the proceeds of the sale of Shares issued pursuant to the exercise of the Option, and upon receipt of such payment the Company shall deliver the Shares issuable under the Option exercised to such brokerage firm (a “Cashless Exercise”). Notwithstanding anything stated to the contrary herein, the date of exercise of a Cashless

Exercise shall be the date on which the broker executes the sale of exercised Shares or, if no sale is made, the date the broker receives the exercise loan notice from the Optionee to pay the Company for the exercised Shares.

7.	General Terms Regarding Grants of Deferred Common Stock Units.

The following provisions shall apply to each Deferred Common Stock Unit:

(a) Number of Deferred Common Stock Units Granted. The number of Deferred Common Stock Units, if any, awarded to a Non-employee Director during any year shall be that number equal to (x) the dollar worth of Deferred Common Stock Units awarded to such Non-employee Director during such year divided by (y) the average closing price of the Common Stock (as reported by the New York Stock Exchange, any other exchange on which the Shares are listed or any other recognized stock quotation service) for the year immediately proceeding the year during which such award is made.

(b) Share Distributions. On each date on which the Company makes a Share Distribution, the Company will pay to each Non-employee Director that amount equal to (x) the amount of cash or other property paid in such Share Distribution times (y) the number of Deferred Common Stock Units in such Non-employee Director’s Account.

(c) Deferred Common Stock Unit Accounts.

(i) The Committee shall establish an Account on behalf of each Non-employee Director. The establishment of an Account shall not require segregation of any funds of the Company or provide any Non-employee Director with any rights to any assets of the Company, except as a general creditor thereof. A Non-employee Director shall have no right to receive payment of any amount credited to his Account except as expressly provided in Section 7(d).

(ii) Each Non-employee Director’s Account as of any Grant Date shall consist of Deferred Common Stock Units credited to the Non-employee Director’s Account.

(iii) Periodically (as determined by the Committee), each Non-employee Director shall receive a statement indicating the amounts credited to and payable from the Non-employee Director’s Account.

(d) Vesting. Each Non-employee Director shall be 100% vested at all times in the Deferred Common Stock Units credited to such Non-employee Director’s Account.

(e) Distributions. The Shares represented by Deferred Common Stock Units credited to each Non-employee Director’s Account shall be distributed to such Non-employee Director on the date on which such Non-employee Director ceases for any reason to be a member of the Board; provided that, upon the death of a Non-employee Director, such distributions shall be made to the beneficiary designated by such Non-employee Director or, if no such designation has been made, or if the beneficiary predeceases the Non-employee Director to the Non-employee Director’s estate. Each Deferred Common Stock Unit shall be payable in one Share.

(f) Restrictions on Transferability. A Deferred Common Stock Unit shall not be transferable unless otherwise determined by the Board.

(g) Payment of Withholding Taxes. The Company shall have the right to deduct from any distribution made with respect to any Account any taxes required by law to be withheld from a Non-employee Director with respect to such payment, and, shall have the right, in accordance with this Section and Section 11(c), to require that a portion of a Non-employee Director’s Account distribution (in cash, Shares or other property) be payable as may be necessary in the opinion of the Company to satisfy its withholding obligations for the payment of such taxes.

8.	Adjustments Upon Changes in Capitalization

In the event of a stock dividend, stock split, recapitalization, combination, subdivision, issuance of rights, or other similar corporate change or event, including a property distribution, sale of assets, spin-off or restructuring of the Company, the Board shall make an appropriate adjustment in the aggregate number of Shares issuable under the Plan, the number of Shares subject to each then outstanding Option and the option price of each then outstanding Option and the number of Deferred Common Stock Units then outstanding.

9.	Change in Control.

(a) Effect of Change in Control. Notwithstanding anything in the Plan to the contrary, (i), in the event of a Change in Control of the Company, the Options granted hereunder shall vest and become immediately exercisable and the Shares represented by Deferred Common Stock Units credited to each Non-employee Director’s Account and the Share Distributions and any interest attributable thereto shall be distributed upon the consummation of a Change in Control ; (ii) in the event of a Change in Control of the Company as defined in Section 9(b)(iii), the Company may provide in any agreement with respect to such merger or consolidation that the surviving corporation shall grant options to the Optionees to acquire shares in such corporation with respect to which the excess of the fair market value of the share of such corporation immediately after the consummation of such merger or consolidation over the option price shall not be less than the excess of the Fair Market Value of the Shares over the Option price of Options, immediately prior to the consummation of such merger or consolidation; and (iii) in the event the Company does not survive as an independent publicly traded company and the Options are not replaced as provided in Subsection (a)(ii), the Options shall automatically terminate immediately following such change in control.

(b) Definition. For purposes of the Plan, a “Change in Control of the Company” shall be deemed to have occurred if:

(i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a trustee of other fiduciary holding securities under an employee benefit plan of the Company or any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, becomes, after the effective date of the Plan, the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities;

(ii) during any period of twelve consecutive months (not including any period prior to the effective date of the Plan), individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in any of clauses (i), (iii) and (iv) of this Section 9(b)) whose election by the Board or whose nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason (other than retirement) to constitute at least a majority thereof;

(iii) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(iv) the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of those assets comprising at least 40% of the gross fair market value of all of the Company’s assets; provided that if the shareholders of the Company approve an agreement for the sale or disposition by the Company of its interests in Penn Virginia Resource Partners, L.P., and those interests comprise at least 40% of the gross fair market value of all of the Company’s assets, then any such sale or disposition in and of itself shall not constitute a Change in Control of the Company for purposes of the Plan.

10.	Amendments and Termination.

The Board may amend, alter, or terminate the Plan, but no amendment, alteration, or termination shall be made (i) that would impair or adversely affect the rights of an Optionee under an Option theretofore granted or the rights of a holder of a Deferred Common Stock Unit theretofore awarded, without the Optionee’s or the holder’s consent, or (ii) without the approval of the shareholders if such approval is necessary to comply with any tax, stock exchange or regulatory requirement, or if the proposed alteration or amendment would increase the aggregate number of Shares that may be issued pursuant to the Plan (other than pursuant to Section 8 hereof). Without limiting the foregoing, the Board may amend or terminate the Plan in any manner that the Board deems appropriate, if necessary or appropriate to comply with section 409A of the Code, and any regulations issued thereunder, or other applicable law.

11.	General Provisions.

(a) Compliance with Regulations. All certificates for Shares issued and delivered under the Plan pursuant to a grant of Shares, pursuant to the exercise of any Option or pursuant to the award of any Deferred Common Stock Unit shall be subject to such stock transfer orders and other restrictions as the Board may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares are then listed, and any applicable federal or state securities law, and the Board may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. The Company shall not be required to issue or deliver any Shares under the Plan prior to the completion of any registration or qualification of such Shares under any federal or state law, or under any ruling or regulation of any governmental body or national securities exchange, that the Board in its sole discretion shall deem to be necessary or appropriate.

(b) Other Plans. Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required by applicable law or the rules of any stock exchange on which the Common Stock is then listed; and such arrangements may be either generally applicable or applicable only in specific cases.

(c) Withholding of Taxes. Each Optionee and each holder of a Deferred Common Stock Unit shall pay to the Company, upon the Company’s request, all amounts necessary to satisfy the Company’s federal, state and local tax withholding obligations, if any, with respect to any grant or exercise of an Option, or award of or distribution made in connection with a Deferred Common Stock Unit, pursuant to this Plan.

(d) Conformity With Law. If any provision of the Plan is or becomes or is deemed invalid, illegal, or unenforceable in any jurisdiction, or would disqualify the Plan or any grant under any law deemed applicable by the Board, such provision shall be construed or deemed amended in such jurisdiction to conform to applicable laws or if it cannot be construed or deemed amended without, in the determination of the Board, materially altering the intent of the Plan, it shall be stricken and the remainder of the Plan shall remain in full force and effect.

(e) Insufficient Shares. In the event there are insufficient Shares remaining to satisfy all of the Share or Option grants under Section 5 made on the same day, such grants shall be reduced pro-rata.

12.	Termination.

The Board shall have the right to terminate the Plan at any time. Upon termination of the Plan, all Options and Deferred Common Stock Units outstanding under the Plan shall continue pursuant to their respective terms.